Exhibit 99.1

NEWS RELEASE

Heartland Payment Systems and Visa Inc. Announce Acceptance Rate of Over 97 Percent for Data Security Breach Settlement Agreement

PRINCETON, NJ AND SAN FRANCISCO, CA – February 4, 2010 – Financial institutions representing more than 97 percent of eligible Visa-branded credit and debit cards have accepted the Alternative Recovery Offers they received pursuant to the settlement entered into by Visa Inc. (NYSE:V), Heartland Payment Systems® (NYSE: HPY) and Heartland’s sponsoring acquirers last month. This level of acceptance fulfills the 80 percent opt-in condition that was one of the requirements of the $60 million settlement. The settlement provides these issuers with a recovery from Heartland with respect to losses they may have incurred from the 2008 criminal breach of the payment processor’s payment system network.

To provide additional issuers an opportunity to work through the mechanics of the opt-in process and not be excluded from the benefits of the settlement, Visa, Heartland and Heartland’s sponsoring acquirers have agreed to renew the Alternative Recovery Offer to the non-accepting issuers. The renewed offers will remain open until 5:00 p.m. PST on Monday, February 8, 2010.

“Visa is pleased to bring this issue to a close for so many financial institutions,” said Ellen Richey, chief enterprise risk officer, Visa Inc. “Working with Heartland on this settlement to provide a certain recovery, prompt payment and a streamlined process resulted in an equitable and expedient resolution for all parties.”

Bob Carr, Heartland’s chairman and chief executive officer, concurred. “Reaching a fair settlement agreement that helps issuers of Visa-branded cards was a key priority for Heartland. Now, these issuers will be able to immediately obtain a recovery for their Visa-related claims.”

The settlement provides recovery for U.S. card issuers who chose to participate in the program and international issuers of accounts Visa considered to have been placed at risk of compromise. Once all remaining conditions of the settlement have been satisfied, Visa will be notifying participating U.S. issuers and international issuers with details about the payment process. For additional questions, issuers can contact their Visa account executive or Visa’s E-Support Team at eSupport@visa.com or 888.847.2488.

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About Visa Inc.: Visa Inc. is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks – VisaNet – that is capable of handling more than 10,000 transactions a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank, and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: Pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.

About Heartland Payment Systems: Heartland Payment Systems, Inc. (NYSE: HPY), the 5th largest payments processor in the United States, delivers credit/debit/prepaid card processing, payroll, check management and payments solutions to more than 250,000 business locations nationwide. Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, please visit HeartlandPaymentSystems.com, MerchantBillOfRights.com, CostOfABurger.com and E3secure.com.

Forward-Looking Statements: This press release contains forward-looking statements. These statements may be identified by the use of words such as “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans” or similar expressions. Such forward-looking statements include, without limitation, statements about the settlement agreement, strategy, future operations, prospects, plans and objectives of management and events or developments that Heartland and Visa expect or anticipate will occur. The forward-looking statements reflect Visa’s and Heartland’s current views and assumptions and are subject to risks and uncertainties, which may cause actual and future results and trends to differ materially from the forward-looking statements, including but not limited to the risk that all of the conditions necessary to the consummation of the settlement agreement among Visa U.S.A., Inc., Visa International Service Association, Visa Inc., Heartland Payment Systems, Inc., Heartland Bank and KeyBank National Association may not be satisfied or waived; Visa’s and Heartland’s ability to achieve their strategic objectives and the expected goals of the settlement agreement; general market conditions; the outcome of legal proceedings; uncertainties inherent in operating internationally; and the impact of law and regulations. Many of these factors are beyond either company’s ability to control or predict. Given these factors, you should not place undue reliance on the forward-looking statements.

Media Contacts:

Nancy Gross

Heartland Payment Systems

Tel: +1 888 798 3131 ext. 2202

E-mail: Nancy.Gross@e-hps.com

Leanne Scott Brown

Vault Communications, for Heartland Payment Systems

Tel: +1 610 455 2742 office

Tel: +1 215 290 9630 mobile

E-mail: lbrown@vaultcommunications.com

Sandra Chu

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com